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                                                                    Exhibit 5.1

                           REED SMITH SHAW & MCCLAY

                               435 SIXTH AVENUE                 WASHINGTON, DC
MAILING ADDRESS:                                              PHILADELPHIA, PA
P.O. BOX 2009              PITTSBURGH, PA 15219-1886            HARRISBURG, PA
PITTSBURGH, PA 15230-2009                                           McLEAN, VA
                                 412-288-3131                    PRINCETON, NJ
                                                                  NEW YORK, NY
FACSIMILE  412-288-3063

WRITER'S DIRECT DIAL NUMBER
                                                  May 22, 1996


Keystone Financial, Inc.
One Keystone Plaza
Front and Market Streets
P.O. Box 3660
Harrisburg, PA  17105-3660

             Re:   Registration Statement on Form S-8 for the
                   1995 Non-Employee Directors' Stock Option Plan
                   ----------------------------------------------

Gentlemen:

      We have acted as counsel to Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 250,000 shares of Common Stock, par value $2.00 per share, of the Corporation (the "Common Stock") which may be issued upon exercise of stock options (the "Options") granted and to be granted by the Corporation under its 1995 Non-Employee Directors' Stock Option Plan (the "Plan"). Either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of the Options. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and reissued under the Options will have been duly authorized, validly issued and fully paid at the time of their original issuance.

      In connection with this opinion, we have examined, among other things:

            (1) a form of resolutions adopted by the Board of Directors of the Corporation on March 30, 1995 adopting the Plan, authorizing the issuance of up to 250,000 shares of Common Stock upon exercise of the Options and reserving 250,000 shares of Common Stock for such purpose;

            (2) the Restated Articles of Incorporation and Bylaws of the Corporation, as amended to date; and

            (3) the Plan, as currently in effect and as set forth in the Corporation's definitive Proxy Statement dated April 7, 1995 for the Corporation's 1995 Annual Meeting of Shareholders.

      Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 250,000 shares of Common Stock being registered and which may be issued by the Corporation upon exercise of the Options have been duly authorized, and upon such exercise and such issuance in accordance with the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                                  Yours truly,

                                                  /s/ Reed Smith Shaw & McClay

                                                  REED SMITH SHAW & McCLAY